Exhibit 10.1.4

Osiris Therapeutics, Inc. Stock Option Award

Agreement Terms and Conditions

This Stock Option Award Agreement, along with the Osiris Therapeutics, Inc. Stock Option Award Summary delivered herewith (the “Award Summary”), once signed by the individual named on the Award Summary (the “Participant”), shall constitute an Agreement made as of the Grant Date (as indicated on the Award Summary), by and between Osiris Therapeutics, Inc., a Maryland corporation having its principal office at 7015 Albert Einstein Drive, Columbia, MD 20146 (“Osiris” or the “Company”), and the Participant.

WITNESSETH:

WHEREAS, the Board of Directors and shareholders of Osiris have approved the Osiris Therapeutics, Inc. Amended and Restated 2006 Omnibus Plan (as it may be amended from time to time, the “Plan”); and

WHEREAS, pursuant to the authority granted to it in the Plan, the Compensation Committee of the Board of Directors of the Company (the "Committee") approved the award evidenced by this Agreement; and

WHEREAS, awards granted under the Plan are subject to the terms and conditions in the Plan;

NOW,  THEREFORE, it is mutually agreed as follows:

A.        Terms and Conditions Applicable to Stock Options.  All the terms and conditions set forth in this Agreement, in the Plan, and in the Award Summary shall govern the stock options granted to the Participant under this Agreement.

1.   Grant of Options.  In consideration of the Participant’s remaining in the Continuous Service of the Company and agreeing to be bound by the covenants of Section B, the Company hereby grants to Participant, on the terms and conditions set forth herein, the right and option to purchase, in whole or in part, the number of shares (the “Shares”) of the common stock ($0.001 par value per share) of the Company (“Common Stock”)  indicated on the Award Summary under the heading “Total Award”, at the Exercise Price per share indicated on the Award Summary (the “Option Exercise Price”), which was the Fair Market Value (as defined below) of the Common Stock on the Grant Date. The right to purchase each such share is referred to herein as an “Option.”    If designated in the Award Summary as an Incentive Stock Option, those Options are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, any successor revenue laws of the United States, and the rules and regulations promulgated thereunder (the “Code”); however, if any Options that are intended to be Incentive Stock Options fail to qualify as Incentive Stock Options, such Options shall be treated as Nonstatutory Stock Options.

2.   Vesting Schedule.  The Option shall vest on the applicable vesting dates as set forth in the Award Summary and will become exercisable from the applicable Vesting Date through the expiration date set forth in the Award Summary (the “Expiration Date”).  Options

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may vest only while the Participant is in Continuous Service with the Company. Once vested and exercisable, and until terminated, all or any portion of the Options may be exercised from time to time and at any time under procedures that the Committee or its delegate shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time. The right of exercise shall be cumulative so that to the extent any Options are not exercised in any period to the maximum extent permissible such Options shall continue to be exercisable, in whole or in part, with respect to all Shares for which such Options are vested until the earlier of the Expiration Date or the termination of such Options under Paragraph 4 hereof or the Plan.

3.   Exercise of Options.

(a)        Form of and Payment for Exercise.  Subject to terms and conditions set forth herein, each election to exercise Options shall be in writing, signed by the Participant, and received by the Company at its principal office.  Upon the exercise of an Option, the Option Exercise Price and applicable taxes shall be payable in cash (including by check), in shares of Common Stock owned by the Participant, or in a combination of cash and Common Stock, subject to any restrictions contained in the Plan.

(b)        Continuous Service with the Company Required.  Except as otherwise provided in Paragraph 4, Options may not be exercised unless the Participant, at the time he or she exercises Options, is, and has been at all times since the Grant Date, an employee or Non-Employee Director of the Company, as defined in Section 424(e) or (f) of the Code and as provided by Section 3.1 of the Plan.

(c)        Definition of “Continuous Service.” “Continuous Service,” for purposes of this Agreement, means on-going service as an Employee or Non-Employee Director of the Company.  For purposes of Employees, Continuous Service shall not be deemed to be interrupted if the Employee (i) was on an approved leave of absence, including absences permitted by the Family Medical Leave Act, (ii) was absent on military duty, (iii) was absent due to injury or illness arising from employment, or (iv) was absent due to taking paid time off.  The Employee is no longer in Continuous Service to the Company if the Employee’s status is converted to a non-employee position, e.g., 1099 consultant. Any cessation of employment, for purposes of Incentive Stock Options only, shall include any leave of absence in excess of ninety (90) days unless the Employee’s reemployment rights are guaranteed by law or by contract.

4.         Effect of Termination of Employment, Death, Retirement and Total Disability.

(a)        Termination of Relationship with the Company.  If the Participant ceases Continuous Service with the Company for any reason, then, except as provided in paragraphs (b) and (c) below, all rights with respect to unvested Options shall immediately and automatically terminate as of such cessation of Continuous Service, and the right to exercise (and any other rights with respect to) vested Options shall terminate ninety (90) days after such cessation (but in no event after the Expiration Date); provided, that Options shall be exercisable only to the extent that the Participant was entitled to exercise Options on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Expiration Date, violates the non-competition or confidentiality provisions of any employment contract, or the Company’s  “Confidentiality,

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Noncompetition and Invention” agreement, or other agreement between the Participant and the Company, the right to exercise Options shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(b)        Exercise Period Upon Death or Disability.  Rights of exercise upon death or disability are as provided by Section 4.1(h) of the Plan; provided, that Options shall be exercisable only to the extent that Options were exercisable by the Participant on the date of his or her death or disability, and further provided that Options shall not be exercisable after the Expiration Date.

(c)        Termination for Cause.  As provided more fully by Section 4.1(h) of the Plan, the Option (whether vested or unvested) shall immediately and automatically terminate and may not be exercised if the Committee determines at any time (whether prior to or post termination or resignation) that the Participant’s Continuous Service was terminated for conduct that in the judgment of the Committee involves dishonesty or action by the Participant that is detrimental to the best interest of the Company.

5.   Buy-Out of Option Gains.   Except as provided hereinafter, at any time after any Option becomes exercisable, the Committee shall have the right, in its sole discretion and without the consent of the Participant, to cancel such Option and to cause the Company to pay to the Participant the excess of the Fair Market Value of the shares of Common Stock covered by such Option over the Option Exercise Price of such Option as of the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Payments of such buy out amounts pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice and shall be made in Shares of Common Stock. The number of Shares shall be the greatest number of whole shares determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice. Payments of any such buy out amounts shall be made net of all applicable foreign, federal (including FICA), state and local withholding taxes, if any.

6.   No Rights as Stockholder.  As provided more fully by Section 4.1(f) of the Plan, the Participant shall have no rights as a holder of the Common Stock with respect to the Options granted hereunder unless and until such Options are exercised and the Shares have been registered in the Participant’s name as owner.

7.   Nontransferability of Options.  Options may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will, the laws of descent and distribution, or as otherwise provided by the Plan, and, during the lifetime of the Participant, Options shall be exercisable only by the Participant.

B.         Prohibited Conduct.   In consideration of the grant by the Company of the Options, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant and the Company, intending to be legally bound, hereby agree as follows.

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1.   Confidentiality, Noncompetition and Invention.  The Participant agrees to abide by Participant’s  “Confidentiality, Noncompetition and Invention” Agreement with the Company.

2.   Misconduct. The Participant shall not engage in any of the following acts that are considered to be contrary to the Company’s best interests during the term of his or her Continuous Service with the Company: (a) violating the Company’s Code of Conduct, Code of Ethics for Interactions with Healthcare Professionals, Insider Trading Policy, or any other written policies of the Company, (b) unlawfully trading in the securities of the Company or of any other company based on information gained as a result of his or her Continuous Service with the Company, or (c) engaging in any activity which constitutes gross misconduct.

3.   Reasonableness of Provisions. The Participant agrees that: (a) the terms and provisions of this Agreement and the Plan are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Paragraph B are ancillary or a part of; (b) the consideration provided by the Company under this Agreement is not illusory but is in fact material and considerable; (c) the restrictions contained in this Section B are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement gives rise to the Company’s reasonable interest in requiring the Participant to comply with the covenants set forth in this Section B.

4.   Repayment and Forfeiture. The Participant specifically recognizes and affirms that each of the covenants contained in Sections B.1 through B.4 of this Agreement is a material and important term of this Agreement, which has induced the Company to provide for the award of the Options granted hereunder, and the other promises made by the Company herein. The Participant further agrees that in the event that (i) the Company determines that the Participant has breached any term of Sections B.1 through B.4 (including, by reference, the Confidentiality, Noncompetition and Invention Agreement and other agreements or policies that Participation is obligated to follow) or (ii) all or any part of Section B is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Participant and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion:

(a)        Cancel any unexercised Options granted hereunder; and/or

(b)        Require the Participant to pay to the Company all gains realized from the exercise of any Options granted hereunder.

5.   Extension of Restrictive Period. The Participant agrees that the period during which the covenants contained in this Section B shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of Section B.

6.   Acknowledgments. The Company and the Participant agree that it was their intent to enter into a valid and enforceable agreement. The Participant and the Company thereby acknowledge the reasonableness of the restrictions set forth in Section B (and the restrictions

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of the agreements and policies incorporated herein by reference), including the reasonableness of the geographic area, duration as to time and scope of activity restrained. The Participant further acknowledges that his or her skills are such that he or she can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent him or her from earning a living. The Participant agrees that if any covenant contained in Section B is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

7.   Provisions Independent. The covenants on the part of the Participant in this Section B shall be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Participant against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

C.        Additional Terms and Conditions.

1.   Adjustment for Change in Common Stock. In the event of any change in the outstanding shares of the Company’s Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, the number and type of shares which the Participant may purchase pursuant to the Options and the Option Exercise Price at which the Participant may purchase such shares shall be adjusted, to such extent (if any), determined to be appropriate and equitable by the Committee.

2.   Effect of Change of Control. In the event of a Change of Control (as defined in the Plan), the Option rights will be determined as provided by Article IX of the Plan.

3.   Nontransferability.  Unless the Committee specifically determines otherwise: (a) the Options are personal to the Participant and, with respect to Options, during the Participant's lifetime, such Options may be exercised only by the Participant, and (b) the Options shall not be transferable or assignable, other than in the case of the Participant’s death by will, the laws of descent and distribution.

4.   Definitions.  Capitalized terms used herein that are not otherwise defined have the meanings provided in the Plan (e.g., “Fair Market Value,” “Employee,” etc.).

5.   Notices.  Any notice to be given to the Company in connection with the terms of this Agreement shall be addressed to Osiris Therapeutics, Inc. at 7015 Albert Einstein Drive, Columbia, MD 21046, Attention: Stock Option Administrator or CFO designee or such other address as may hereafter designate to the Participant. Any notice to be given to Participant in connection with the terms of this Agreement shall be addressed to the Participant at the address

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set forth below the Participant’s signature.  Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, certified mail postage prepaid, with the United States postal service.

6.   Binding Effect.

(a)        This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to the Company, whether by merger, consolidation or the sale of all or substantially all of the Company’s assets.  Unless the Options are cancelled or terminated or paid out as provided under (the Buy-Out Clause), the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)        This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the Options may be transferred by will or the applicable laws of descent and distribution as permitted under the terms of this Agreement.

7.   No Contract of Employment; Agreement's Survival. This Agreement is not a contract of employment. This Agreement does not impose on the Company any obligation to retain the Participant in its employ and shall not interfere with the ability of the Company to terminate the Participant’s Continuous Service at any time and for any reason. This Agreement shall survive the termination of the Participant’s Continuous Service for any reason.

8.   Registration, Listing, and Qualification of Shares.  The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and shares of Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnished such information as the Committee deems appropriate and the Committee otherwise believes Osiris has complied with all legal requirements applicable to such issuance.

9.   Amendment; Waiver.  As directed by the Board or the Committee, the terms and conditions of this Agreement may be amended in writing by the general counsel of Osiris, provided, however, that (i) no such amendment shall be adverse to the Participant without the Participant's written consent (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which the Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The Company’s  failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall

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not be deemed to be a waiver of such provision or any such right, power or remedy which the Board, the Committee or the Company has under this Agreement.

10. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

11. Plan Controls. The Options and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan, which shall be controlling. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that Options outstanding under the Plan at the time of such action shall not, without the Participant’s written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which the Common Stock is listed or quoted). All interpretations or determinations of the Board or the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the Options permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.

12. Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that:

(a)      the Option grant will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except in circumstances set forth above for Options already granted under the Plan);

(b)      stock options and restricted stock units are not a constituent part of the Participant’s salary and that the Participant is not entitled, under the terms and conditions of his/her employment, or by accepting or being awarded the Options pursuant to this Agreement, to require options, restricted stock units or other awards to be granted to him/her in the future under the Plan or any other plan;

(c)      the exercise of the Option will be contingent on the Participant’s paying the Option Exercise Price and applicable taxes in accordance with this Agreement and the Plan;

(d)      benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

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(e)      in the event of termination of the Participant’s Continuous Service, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination or other document evidencing the termination of the Participant’s employment will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested Options will not be extended by any such period;

(f)       the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations; and

(g)      this Agreement will be interpreted and applied so that the Options, in all cases, to the extent possible, will not be subject to Code Section 409A. Notwithstanding any other provisions of this Agreement, this Agreement will be modified to the extent the Committee reasonably determines that is necessary or appropriate for such Options to comply with Code Section 409A.

13. Right of Set-Off. The Participant agrees, in the event that the Company in its reasonable judgment determines that the Participant owes the Company any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), then the Company may instruct the plan administrator to withhold and/or sell shares of the Common Stock acquired by the Participant upon exercise of his or her Options (to the extent such Options are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of such obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.

14. Electronic Delivery and Acceptance. The Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. The Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

15. Data Privacy.  The Participant hereby acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Participant’s ability to participate in the Plan. The Company and the Participant’s employer hold certain personal information about the Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Osiris, or details of all options, restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or

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unvested, for the purpose of managing and administering the Plan (“Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Participant’s ability to participate in the Plan.

16. Stock Ownership Guidelines. The Participant agrees as a condition of this grant that, in the event that the Participant is subject, or becomes subject, to a Company stock ownership policy, the Participant shall not sell any Shares obtained upon exercise of the Options unless such sale complies with any stock ownership policy as in effect from time to time.

17. Governing Law.  This Agreement and the relationship of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Maryland, without giving effect to conflict of law rules or principles.

18. Choice of Venue.  Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Participant or the Company only in the courts of the State of Maryland or, if it has or can acquire jurisdiction, in the United States District Court for the District of Maryland, and the Participant and the Company consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

19. Entire Agreement. This Agreement contains all the understanding and agreements between the Participant and the Company regarding the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Stock Option Award Agreement to be executed by its duly authorized officer.

OSIRIS THERAPEUTICS, INC.

Dated:	By:

Name:
Title:

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PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Options and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Company’s  Amended and Restated 2006 Omnibus Plan Stock Incentive Plan, as amended.

PARTICIPANT SIGNATURE:

Address:

Date:

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